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                                                                Exhibit (9)(a)



                            ADMINISTRATION AGREEMENT


     THIS AGREEMENT is made as of this 1st day of November, 1997, by and between THE SESSIONS GROUP, an Ohio business trust (the "Company"), and BISYS FUND SERVICES LIMITED PARTNERSHIP, d/b/a BISYS FUND SERVICES (the "Administrator"), an Ohio limited partnership.

     WHEREAS, the Company is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"), consisting of several series of shares of beneficial interest ("Shares"); and

     WHEREAS, the Company desires the Administrator to provide, and the Administrator is willing to provide, management and administrative services for each currently existing Riverside Capital series of the Company advised by National Bank of Commerce ("NBC"), as set forth in Schedule A hereto, and such additional Riverside Capital series advised by NBC that are hereafter created and identified in such Schedule A (individually referred to herein as the "Portfolio" and collectively as the "Portfolios").

     NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Company and the Administrator hereby agree as follows:

     ARTICLE 1. Retention of the Administrator. The Company hereby retains the Administrator to act as the administrator of the Portfolios and to furnish the Portfolios with the management and administrative services as set forth in
Article 2 below. The Administrator hereby accepts such employment to perform the duties set forth below.

     The Administrator shall, for all purposes herein, be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Company in any way and shall not be deemed an agent of the Company.

     ARTICLE 2. Administrative Services. The Administrator shall perform or supervise the performance by others of administrative services in connection with the operations of the Portfolios, and, on behalf of the Company, will investigate, assist in the selection of and conduct relations with custodians, depositories, accountants, legal counsel, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and persons in any other capacity deemed to be necessary or desirable for the Portfolios' operations. The Administrator shall provide the Trustees of the Company with such reports regarding investment performance as they may reasonably request but shall have no responsibility for supervising the performance by any investment adviser or sub-adviser of its responsibilities.

     The Administrator shall provide the Company with regulatory reporting, all necessary office space, equipment, personnel, compensation and facilities (including facilities for Shareholders' and



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Trustees' meetings) for handling the affairs of the Portfolios and such other services as the Administrator shall, from time to time, determine to be necessary to perform its obligations under this Agreement. In addition, the Administrator shall make quarterly reports to the Company's Trustees concerning the performance of its obligations hereunder.

     Without limiting the generality of the foregoing, the Administrator shall:

     (a) calculate contractual Portfolio expenses and accruals and control all disbursements for the Portfolios, and as appropriate compute the Portfolios' yields, total return, expense ratios, portfolio, turnover rate and, if required, Portfolio average dollar-weighted maturity;

     (b) assist Company counsel with the preparation of prospectuses, statements of additional information, registration statements and proxy materials;

     (c) prepare such reports, applications and documents (including reports regarding the sale and redemption of Shares as may be required in order to comply with Federal and state securities law) as may be necessary or desirable to qualify the Portfolios' Shares with state securities authorities, monitor the sale of Portfolios' Shares for compliance with state securities laws, and file with the appropriate state securities authorities the registration statements, reports and notices for the Company and the Portfolios' Shares and all amendments thereto, as may be necessary or convenient to qualify and keep effective the Company and the Portfolios' Shares with state securities authorities to enable the Company to make a continuous offering of the Portfolios' Shares;

     (d) develop and prepare, with the assistance of the Portfolios' investment adviser, communications to Shareholders, including the annual report to Shareholders, coordinate the mailing of prospectuses, notices, proxy statements, proxies and other reports to Portfolio Shareholders, and supervise and facilitate the proxy solicitation process for all shareholder meetings, including the tabulation of shareholder votes;

     (e) administer contracts on behalf of the Company with, among others, the Company's investment adviser, distributor, custodian, transfer agent and fund accountant;

     (f) supervise the Company's transfer agent with respect to the payment of dividends and other distributions to Portfolio Shareholders;

     (g) calculate performance data of the Portfolios for dissemination to information services covering the investment company industry;


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     (h)  coordinate and supervise the preparation and filing of the Company's and/or Portfolios' tax returns and related filings;

     (i) examine and review the operations and performance of the various organizations providing services to any Portfolio, including, without limitation, the investment adviser, distributor, custodian, fund accountant, transfer agent, outside legal counsel and independent public accountants, and at the request of the Board of Trustees, report to the Board on the performance of organizations;

     (j) assist with the layout and printing of publicly disseminated prospectuses and assist with and coordinate layout and printing of the Company's semi-annual and annual reports to Portfolio Shareholders;

     (k) assist with the design, development, and operation of the Portfolios, including new classes, investment objectives, policies and structure;

     (l) provide individuals reasonably acceptable to the Company's Board of Trustees to serve as officers of the Company, who will be responsible for the management of certain of the Company's affairs as determined by the Company's Board of Trustees;

     (m) advise the Company and its Board of Trustees on matters concerning the Company and its affairs;

     (n) obtain and keep in effect fidelity bonds and directors and officers/errors and omissions insurance policies for the Company in accordance with the requirements of Rules 17g-1 and 17d-1(d)(7) under the 1940 Act as such bonds and policies are approved by the Company's Board of Trustees;

     (o) monitor and advise the Company and the Portfolios on their registered investment company status under the Internal Revenue Code of 1986, as amended;

     (p) perform all administrative services and functions of the Company and each Portfolio to the extent administrative services and functions are not provided to the Company or such Portfolio pursuant to the Company's or such Portfolio's investment advisory agreement, distribution agreement, custodian agreement, transfer agent agreement and fund accounting agreement;

     (q) furnish advice and recommendations with respect to other aspects of the business and affairs of the Portfolios as the Company and the Administrator shall determine desirable; and

     (r) prepare and file with the SEC the semi-annual report for the Company on Form N-SAR and all required notices pursuant to Rule 24f-2.


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     The Administrator shall perform such other services for the Company that are mutually agreed upon by the parties from time to time. Such services may include performing internal audit examinations; mailing the annual reports of the Portfolios; preparing an annual list of Shareholders; and mailing notices of Shareholders' meetings, proxies and proxy statements, for all of which the Company will pay the Administrator's out-of-pocket expenses.

     ARTICLE 3. Allocation of Charges and Expenses.

     (A) The Administrator. The Administrator shall furnish at its own expense the executive, supervisory and clerical personnel necessary to perform its obligations under this Agreement. The Administrator shall also provide the items which it is obligated to provide under this Agreement, and shall pay all compensation, if any, of officers of the Company as well as all Trustees of the Company who are affiliated persons of the Administrator or any affiliated corporation of the Administrator; provided, however, that unless otherwise specifically provided, the Administrator shall not be obligated to pay the compensation of any employee of the Company retained by the Trustees of the Company to perform services on behalf of the Company.

     (B) The Company. The Company assumes and shall pay or cause to be paid all other expenses of the Company not otherwise allocated herein, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy solicitation material and notices to existing Shareholders, all expenses incurred in connection with issuing and redeeming Shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the Shares under Federal and state securities laws, fees and out-of-pocket expenses of Trustees of the Company who are not affiliated persons of the Administrator or the Investment Adviser to the Company or any affiliated corporation or partnership of the Administrator or the Investment Adviser, insurance, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Company.

     ARTICLE 4. Compensation of the Administrator.

     (A) Administration Fee. For the services to be rendered, the facilities furnished and the expenses assumed by the Administrator pursuant to this Agreement, the Company shall pay to the Administrator compensation that is more particularly described in the Omnibus Fee Agreement among the Administrator, BISYS Fund Services, Inc. and the Company dated November 1, 1997. The Company shall also reimburse the Administrator for its reasonable out-of-pocket expenses, including the travel and lodging expenses incurred by officers and employees of the Administrator in connection with attendance at Board meetings.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, the Administrator's compensation for that part of the month in which this Agreement is in effect shall be prorated in a manner consistent with the


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calculation of the fees as set forth above. Payment of the Administrator's compensation for the preceding month shall be made promptly.

     (B) Survival of Compensation Rights. All rights of compensation under this Agreement for services performed as of the termination date shall survive the termination of this Agreement.

     ARTICLE 5. Limitation of Liability of the Administrator. The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss arising out of any act or omission in carrying out its duties hereunder, except a loss resulting from willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties hereunder, except as may otherwise be provided under provisions of applicable law which cannot be waived or modified hereby. (As used in this Article 5, the term "Administrator" shall include partners, officers, employees and other agents of the Administrator as well as the Administrator itself.)

     So long as the Administrator acts in good faith and with due diligence and without negligence, and, except as may be limited by the 1940 Act, the Company assumes full responsibility and shall indemnify the Administrator and hold it harmless from and against any and all actions, suits and claims, whether groundless or otherwise, and from and against any and all losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) arising directly or indirectly out of the Administrator's actions taken or nonactions with respect to the performance of services hereunder. The indemnity and defense provisions set forth herein shall indefinitely survive the termination of this Agreement.

     Except as may be limited by the 1940 Act, the rights hereunder shall include the right to reasonable advances of defense expenses in the event of any pending or threatened litigation with respect to which indemnification hereunder may ultimately be merited. In order that the indemnification provision contained herein shall apply, however, it is understood that if in any case the Company may be asked to indemnify or hold the Administrator harmless, the Company shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Company promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Company, but failure to do so in good faith shall not affect the rights hereunder.

     The Company shall be entitled to participate at its own expense or, if it so elects, to assume the defense of any suit brought to enforce any claims subject to this indemnity provision. If the Company elects to assume the defense of any such claim, the defense shall be conducted by counsel chosen by the Company and satisfactory to the Administrator, whose approval shall not be unreasonably withheld. In the event that the Company elects to assume the defense of any suit and retain counsel, the Administrator shall bear the fees and expenses of any additional counsel retained


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by it. If the Company does not elect to assume the defense of a suit, it will reimburse the Administrator for the reasonable fees and expenses of any counsel retained by the Administrator.

     The Administrator may apply to the Company at any time for instructions and may consult counsel for the Company or its own counsel and with accountants and other experts with respect to any matter arising in connection with the Administrator's duties, and the Administrator shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the opinion of such counsel, accountants or other experts.

     Also, the Administrator shall be protected in acting upon any document which it reasonably believes to be genuine and to have been signed or presented by the proper person or persons.

     ARTICLE 6. Activities of the Administrator. The services of the Administrator rendered to the Company are not to be deemed to be exclusive. The Administrator is free to render such services to others and to have other businesses and interests. It is understood that Trustees, officers, employees and Shareholders of the Company are or may be or become interested in the Administrator, as officers, employees or otherwise and that partners, officers and employees of the Administrator and its counsel are or may be or become similarly interested in the Company, and that the Administrator may be or become interested in the Company as a Shareholder or otherwise.

     ARTICLE 7. Duration of this Agreement. The Term of this Agreement shall be as specified in Schedule A hereto.

     ARTICLE 8. Assignment. This Agreement shall not be assignable by either party without the written consent of the other party; provided, however, that the Administrator may, at its sole expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder. The Administrator shall not, however, be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that the Administrator shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were its own. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

     ARTICLE 9. Amendments. This Agreement may be amended by the parties hereto only if such amendment is specifically approved (i) by the vote of a majority of the Trustees of the Company, and (ii) by the vote of a majority of the Trustees of the Company who are not parties to this Agreement or interested persons of any such party, cast in person at a Board of Trustees meeting called for the purpose of voting on such approval.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and the Administrator may conclusively assume that any special procedure which has been approved by the Company does not conflict with or violate any requirements of its Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.


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     ARTICLE 10. Certain Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved pursuant to Rules 31a-1 and 31a-2 under the 1940 Act which are prepared or maintained by the Administrator on behalf of the Company shall be prepared and maintained at the expense of the Administrator in accordance with such Rules, but shall be the property of the Company and will be made available to or surrendered promptly to the Company on request.

     In case of any request or demand for the inspection of such records by another party, the Administrator shall notify the Company and follow the Company's instructions as to permitting or refusing such inspection; provided that the Administrator may exhibit such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Company has agreed to indemnify the Administrator against such liability.

     ARTICLE 11. Definitions of Certain Terms. The terms "interested person" and "affiliated person," when used in this Agreement, shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

     ARTICLE 12. Notice. Any notice required or permitted to be given by either party to the other shall be deemed sufficient if personally delivered, or sent by registered or certified mail, postage prepaid, addressed by the party giving notice to the other party at 3435 Stelzer Road, Columbus, Ohio 43219, or at such other address as such party may from time to time specify in writing to the other party pursuant to this Article.

     ARTICLE 13. Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     ARTICLE 14. Multiple Originals. This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     ARTICLE 15. Limitation of Liability of the Trustees and Shareholders. The Sessions Group is a business trust organized under Chapter 1746, Ohio Revised Code and under the Declaration of Trust, to which reference is hereby made and a copy of which is on file at the Office of the Secretary of State of Ohio as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of "The Sessions Group" entered into in the name or on behalf thereof by any of the Trustees, officers, employees or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, officers, employees, agents or shareholders of the Trust personally, but bind only the assets of the Trust, as set forth in Section 1746.13 (A), Ohio Revised Code, and all persons dealing with any of the Portfolios of the Trust must look solely


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to the assets of the Trust belonging to such Portfolio for the enforcement of any claim against the Trust.

     ARTICLE 16. Proprietary and Confidential Information. The Administrator agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Company all records and other information relative to the Company and prior, present, or potential shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Administrator may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company.


     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.


                                          THE SESSIONS GROUP


                                          By:
                                             ---------------------------

                                          Title:
                                                ------------------------


                                          BISYS FUND SERVICES LIMITED
                                          PARTNERSHIP

                                          By: BISYS Fund Services, Inc.,
                                                  General Partner

                                          By:
                                             ---------------------------

                                          Title:
                                                ------------------------



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                                                   Dated as of: November 1, 1997


                                   SCHEDULE A
                         TO THE ADMINISTRATION AGREEMENT
                          DATED AS OF NOVEMBER 1, 1997
                           BETWEEN THE SESSIONS GROUP
                                       AND
                     BISYS FUND SERVICES LIMITED PARTNERSHIP


Portfolios:    This Agreement shall apply to all Portfolios of the
               Company that are advised by NBC, either currently existing or hereafter created. The current Portfolios of the Company that are advised by NBC are set forth below:

                     Riverside Capital Money Market Fund
                     Riverside Capital Value Equity Fund
                     Riverside Capital Fixed Income Fund
                     Riverside Capital Tennessee Municipal Obligations Fund Riverside Capital Low Duration Government Securities Fund Riverside Capital Growth Fund


Term: Pursuant to Article 7, the term of this Agreement shall commence on November 1, 1997 and shall remain in effect through October 31, 2003 ("Initial Term"). Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for successive one-year periods ("Rollover Periods"). This Agreement may be terminated without penalty (i) by provision of a notice of nonrenewal in the manner set forth below, (ii) by mutual agreement of the parties or (iii) for "cause," as defined below, upon the provision of 60 days advance written notice by the party alleging cause. Written notice of nonrenewal must be provided at least 60 days prior to the end of the Initial Term or any Rollover Period, as the case may be.

               For purposes of this Agreement, "cause" shall mean (a) willful misfeasance, bad faith, gross negligence, or reckless disregard on the part of the party to be terminated with respect to its obligations and duties set forth herein; (b) a final, unappealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business;
               (c) the dissolution or liquidation of either party or other cessation of business other than a reorganization or recapitalization of such party as an ongoing business; (d) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of


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               pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law, other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors; or (e) any circumstance which substantially impairs the performance of the obligations and duties of the party to be terminated, or the ability to perform those obligations and duties as contemplated herein. Notwithstanding the foregoing, the absence of an annual review of this Agreement by the Board of Trustees shall not, in and of itself, constitute "cause" as used herein.

               Notwithstanding the foregoing, after such termination for so long as the Administrator, with the written consent of the Company, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due the Administrator and unpaid by the Company upon such termination shall be immediately due and payable upon and notwithstanding such termination. The Administrator shall be entitled to collect from the Company, in addition to the compensation described in this Schedule A, the amount of all of the Administrator's reasonable cash disbursements for services in connection with the Administrator's activities in effecting such termination, including without limitation, the delivery to the Company and/or its designees of the Company's property, records, instruments and documents, or any copies thereof. Subsequent to such termination, for a reasonable fee, the Administrator will provide the Company with reasonable access to any Company documents or records remaining in its possession.

               If, for any reason other than "cause", as defined herein, the Administrator is replaced as fund manager and administrator, or if a third party is added to perform all or a part of the services provided by the Administrator under this Agreement (excluding any sub-administrator appointed by the Administrator as provided in Article 7 hereof), then the Company shall make a one-time cash payment, as liquidated damages, to the Administrator equal to the fees payable to the Administrator hereunder for the lesser of (i) the two-year period commencing on the date upon which the Administrator is replaced or such third party is added or (ii) the remainder of the then-current contract term, assuming for purposes of calculation of the payment that the asset level of the Company on the date the Administrator is replaced, or a third party is added, will remain constant for the balance of the contract term.

               In the event the Portfolios are merged into another legal entity in part or in whole or are otherwise liquidated in part or in whole pursuant to a business reorganization prior to the expiration of the then-current term of this Agreement, the parties acknowledge and agree that (i) the liquidated damages provision set forth above shall



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               be applicable in those instances in which the Administrator is not retained by the surviving entity to provide administration services and (ii) for purposes of calculating the payment amount representing liquidated damages, the appropriate asset level of the Portfolios shall be the greater of: (i) the asset level calculated for the Portfolios at the time the Company's Board of Trustees receives notification of an intention on the part of Company management to effect such a business reorganization; (ii) the asset level calculated for the Portfolios at the time the Company's Board of Trustees formally approves such a business reorganization; or (iii) the asset level calculated for the Portfolios on the day prior to the first day during which assets are transferred by the Company to the surviving entity pursuant to the plan of reorganization. The one-time cash payment referenced above shall be due and payable on the day prior to the first day during which assets are transferred to the surviving entity pursuant to the plan of reorganization.

               The parties further acknowledge and agree that, in the event the Administrator is replaced, or a third party is added, as set forth above, (i) determination of actual damages incurred by the Administrator would be extremely difficult, and (ii) the liquidated damages provision contained herein is intended to adequately compensate the Administrator for damages incurred and is not intended to constitute any form of penalty.


                                                THE SESSIONS GROUP


                                                By:
                                                   ---------------------------

                                                Title:
                                                      ------------------------


                                                BISYS FUND SERVICES LIMITED
                                                PARTNERSHIP

                                                By: BISYS Fund Services, Inc.,
                                                        General Partner

                                                By:
                                                   ---------------------------

                                                Title:
                                                      ------------------------



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